FOR IMMEDIATE RELEASE

Company Contacts:
Tom Brandt Senior Vice President and CFO TeleCommunication Systems, Inc. Tel 410-280-1001 tbrandt@telecomsys.com	Scott Liolios Investor Relations Liolios Group Tel 949-574-3860 scott@liolios.com

TELECOMMUNICATION SYSTEMS REPORTS
SECOND QUARTER 2006 RESULTS

Same Quarter Revenue up 49%; $0.02 Per Share GAAP Income;
Record Revenue and 2nd Consecutive Profitable Quarter from Continuing Operations

ANNAPOLIS, MD. August 3, 2006 – TeleCommunication Systems, Inc. (TCS) (Nasdaq: TSYS), a global leader in mission-critical wireless communications technology, today announced results for the second quarter ended June 30, 2006.

•	Revenue was $31.9 million, up 49% from $21.4 million in Q2 2005 and up slightly from the $31.7 million in the previous quarter. This was the second consecutive quarter of record revenue from continuing operations.

•	Gross profit was $14.2 million, up 45% from $9.8 million in Q2 2005 and up 4% from $13.6 million in the previous quarter.

•	GAAP income from continuing operations was $0.8 million or $0.02 per share, up from $0.3 million or $0.01 per share in the previous quarter, and compared to a loss of $2.3 million or $0.06 per share in Q2 2005. For Q2 2006 costs and expenses include $0.7 million more non-cash stock-based compensation than a year ago because of the new accounting requirements of SFAS 123®.

•	GAAP net loss from combined continuing and discontinued operations was $1.6 million, or $.04 per basic and diluted share, an improvement from a net loss of $4.0 million, or $0.10 per basic and diluted share for Q2 last year.

•	EBITDA was $4.7 million or $0.12 per basic and diluted share in Q2 2006, up from $0.5 million or $0.01 per basic and diluted share in Q2 2005. (See important discussion about the presentation of EBITDA, below.)

“This is our second consecutive quarter with strong results across the board,” noted Maurice B. Tosé, TCS chairman, president and CEO. ”Continued growth in the use of text messaging in the U.S. has resulted in two first-half major carrier purchases of message center software license capacity. This has fueled strong carrier software results in our first half and provided a return on past investment in carrier software R&D, demonstrating that our carrier license/maintenance strategy is on the right track.

“Strength in E9-1-1 and federal business, along with the continued vitality of our wireless carrier messaging software business, have strengthened our initiatives in wireless location-based technology. While the results for the first half of 2006 are gratifying, we are also excited and encouraged by the improving visibility into Voice Over IP E9-1-1 opportunities, and growing user awareness of location-based services using the same handheld devices they use to make phone calls. We’re now seeing regular television ads stimulating the market with early location-based offerings. We are ready to meet this growing demand with proven, award-winning wireless network location technology.

“During the quarter we also stepped up the program to optimize the return on our investment in intellectual property. We secured our 43rd U.S. patent, responded to bids for non-strategic patents that we offered for sale, and initiated infringement litigation. Our Enterprise division assets have attracted interest from multiple parties. There are now more than 5,000 users of our CDMA subscriber service, Reuters is now a distribution channel for marketStream®, and we expect 2006 revenue from our 20/20 logistics solution to be more than 50% higher than that of 2005. We plan to announce asset dispositions before year end.”

Highlights

Commercial

The TCS Xypoint® Secure User Plane for Location (SUPL) successfully demonstrated the capability of mobile call flows conducted with all handset manufacturers’ phones that participated in the Open Mobile Alliance’s (OMA’s) TestFest in Belfast, Ireland.

TCS unveiled two new innovative location-based services. TCS Places identifies local services and their precise locations and TCS Handset Locator finds missing handsets instantly via the Web. TCS Places is an innovative service that provides the means for subscribers to have instant access to their content and services while “on-the-go.” TCS Places was named a semi-finalist in the 2006 NAVTEQ Global LBS Challenge.

TCS introduced industry-leading MSAG-Based Routing for VoIP 9-1-1 Calls. This technology allows VoIP service providers to meet recently requested public safety requirements. It facilitates the routing of

9-1-1 calls that are made from a VoIP service subscriber to the Public Safety Answering Point (PSAP) emergency call centers. This solution applies to both static and nomadic VoIP emergency calls; nomadic users, that is, those who take their VoIP device from place to place, represent a higher level of technology challenge than “static” users.

TCS and Rand McNally released a second mobile phone application, StreetFinder® Wireless, and launched Rand McNally Traffic for Blackberry. StreetFinder Wireless delivers easy access to maps, directions, and directory listings for the entire United States. The application is powered by TCS Places.
Rand McNally Traffic leverages the BlackBerry Enterprise Solution™ to deliver unlimited, up-to-the-minute traffic information for 94 U.S. metro markets – more than any other major wireless traffic application available today.

TCS introduced a new interface for its wireless Short Message Service (SMS) platform that enables wireless carriers to offer premium messaging to their subscribers. The new interface represents the company’s venture into the Internet Protocol Multimedia Subsystem (IMS) arena with SMS delivery over wireless Internet Protocol (IP), and opens new revenue opportunities.

TCS launched an enhanced messaging solution for Mobile Virtual Network Operators (MVNO). This feature-rich MVNO application is designed to help carriers and data-centric MVNOs deploy enhanced messaging services. The application provides a branded consumer messaging portal and supports e-mail-to-mobile messaging.

TCS was issued its 43rd patent, covering innovative technology that enables authorized access to remote information on the Web and corporate databases. Mobile devices, equipped with a Web browser, can select and receive information from internal company servers or from the Internet. Administrators can set user priorities and selectively control information access.

Government

The U.S. Coast Guard procured custom-configured TCS SwiftLink® Deployable Solutions for emergency use. This order represented the Coast Guard’s first custom-configured SwiftLink Deployable Very Small Aperture Terminal (VSAT) communications system. This end-to-end solution enables Secret Internet Protocol Router Network (SIPRNET) secure voice and data satellite communications between SwiftLink man-portable units and TCS home stations on the east and west coasts of the United States.

TCS added the Asia Pacific to regions covered by SwiftLink® Global Satellite Services. SwiftLink now supports VSAT deployable communications in major global regions including North and South America, Africa, Europe, the Middle East and West Asia.

TCS will support USfalcon, Inc. on a 5-Year U.S. Army Contract. TCS will be a subcontractor to USfalcon on a Strategic Services Sourcing contract, and will assist in providing professional services to U.S. Army’s Communications-Electronics Life Cycle Management Command.

Financial Details

In order to streamline reporting, the company now reports the former revenue and gross profit captions of “Hosted, Subscriber and Maintenance” and “Services” under the singular caption “Services.”

Revenue and Gross Profit from continuing operations compared to second quarter 2005 results:

		Three months ended June 30,
		2006			2005
Comml.		GVMT	Total	Comml.	GVMT	Total
Revenue ($millions)

Services	15.5	7.1	22.6	12.7	4.8	17.5
Systems	3.8	5.5	9.3	1.8	2.1	3.9
Total revenue	$19.3	$12.6	$31.9	$14.5	$6.9	$21.4
Gross profit ($millions)

Gross Profit-services	7.2	1.8	9.0	6.7	1.8	8.5
As % of rev	46%	25%	40%	53%	38%	49%
Gross Profit-systems	2.9	2.3	5.2	0.7	0.6	1.3
As % of rev	76%	42%	56%	39%	29%	33%
Total Gross Profit	$10.1	$4.1	$14.2	$7.4	$2.4	$9.8
As % of rev	52%	33%	45%	51%	35%	46%

(Gross Profit = revenue minus direct cost of revenue, including amortization of software development costs and related non-cash stock compensation, excluding Enterprise Division operations.)

Services revenue and gross profit
Revenue from hosting, subscriber, and maintenance services, mainly for wireless and VoIP carriers, and technical services, mainly for government customers, was $22.6 million in the second quarter of 2006, up 3% from $21.9 million in the previous quarter, and up 29% from $17.5 million in same year-ago quarter. The year-over-year growth is due mainly to continuing growth in Voice over IP E9-1-1 business, and in professional and teleport-based services for government customers. The gross profit from this category of revenue was $9.0 million or 40% of revenue, as compared to $8.8 million or 40% of revenue in the previous quarter, and $8.5 million or 49% of revenue in the second quarter of 2005. Margins in the first half of last year included a government service contract with unusually favorable margins.

Systems revenue and gross profit
Revenue from sales of systems was $9.3 million, down slightly from $9.7 million the previous quarter, but more than double the $3.9 million for the same period in 2005. Commercial systems revenue of $3.8 million for the quarter was up from the prior quarter’s $3.5 million and included a $2.8 million license capacity sale, which was in addition to a $2.1 million license capacity sale in the previous quarter. Last year’s second quarter commercial systems revenue was $1.8 million. Sales of government systems were $5.5 million, up 162% from $2.1 million a year ago and down 13% from $6.3 million in the previous quarter. Commercial systems sales were $ 3.8 million, up 8.6% from $3.5 million in the previous quarter and up 111% from $1.8 million in the year-ago quarter.

The gross profit from systems sales was $5.2 million or 56% of revenue, versus $4.8 million or 49% of revenue in the previous quarter, and $1.3 million or 33% of revenue in the second quarter of 2005. In quarters when large capacity license sales occur, gross profits are higher than normal.

Cash operating expenses (research and development & sales, general, and administrative expenses)
Research and development expense in the second quarter 2006 was $3.5 million, versus $2.9 million in the previous quarter and $3.2 million in the same period in 2005. Sales and marketing expenses totaled $3.1 million, up slightly from the previous quarter of $3.0 million, and up 15% from $2.7 million in the same period in 2005. General and administrative expenses totaled $4.1 million, virtually unchanged from $4.2 million in the previous quarter, and up 11% from $3.8 million the same period in 2005. G&A expense in 2006 includes higher legal fees than in 2005 which are associated with intellectual property related activity.

Non-cash operating expenses (Depreciation, amortization, and non-cash stock compensation expenses)
Depreciation and amortization of property, equipment, and acquired intangible assets totaled $1.9 million, versus $2.5 million in the previous quarter, and $2.0 million in the year ago quarter. Non-cash stock compensation expense in the second quarter of 2006 increased to $0.9 million from $0.2 million last year, due mainly to the application of SFAS 123®.

Liquidity, capital resources, and assets held for sale
At June 30, 2006 the company had $10.3 million of cash and cash equivalents, about the same as at the previous quarter end. Revolving credit debt was zero, versus $3 million at March 31, 2006. The company’s continuing operations EBITDA was $4.7 million, and $4.3 million of cash was generated from reducing working capital investment, mainly by lowering days’ revenue in receivables. Funds were used for capital investments (including software development) of $1.0 million, cash interest of $0.5 million, net spending associated with discontinued operations of $2.6 million, leaving approximately $5 million for net debt reduction.

Backlog
As of June 30, 2006, the company’s continuing operations backlog was approximately $104 million, as compared to $115 million at the end of the previous quarter, and down from $122 million at year end 2005. Backlog expected to be realized in the next twelve months is $57 million, as compared to $61 million at the end of the previous quarter and $59 million at the previous year end.

About the Presentation of EBITDA
EBITDA is not a financial measure calculated and presented in accordance with U.S. generally accepted accounting principles (GAAP) and should not be considered as an alternative to net income, operating income or any other financial measures so calculated and presented, nor as an alternative to cash flow from operating activities as a measure of our liquidity. We define EBITDA as net income/(loss) before non-cash stock compensation expense; amortization of software development costs, property and equipment and other intangibles; depreciation; and interest expense and other non-cash financing costs. Other companies (including our competitors) may define EBITDA differently. We present EBITDA because we believe it to be an important supplemental measure of our performance that is commonly used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. Management also uses this information internally for forecasting and budgeting. It may not be indicative of the historical operating results of TCS nor is it intended to be predictive of potential future results. You should not consider EBITDA in isolation, or as a substitute for analysis of our results as reported under GAAP. See “GAAP to non-GAAP Reconciliation” below for further information on our non-GAAP measure.

GAAP to non-GAAP Reconciliation	3 months ended June,
(amounts in thousands)	2006	2005
Consolidated Statement of Operations Reconciliation	(unaudited)

Net loss on a GAAP basis	$(1,555)	$(4,038)
Depreciation and amortization of property	1,857	2,019
and equipment
Interest, financing, and other costs	821	418
Amortization of software development costs	281	157
Non-cash stock compensation expense	917	207
Amortization of acquired intangible assets	37	37
Loss from Enterprise operations held for sale	2,314	1,722

EBITDA from continuing operations	$4,672	$522

Consolidated Statement of Operations Reconciliation per Share

Net loss per share on a GAAP basis	$(0.04)	$(0.10)
Depreciation and amortization of property	0.05	0.05
and equipment
Interest, financing, and other costs	0.02	0.01
Amortization of software development costs	0.01	0.00
Non-cash stock compensation expense	0.02	0.01
Amortization of acquired intangible assets	0.00	0.00
Loss from Enterprise operations held for sale	0.06	0.04

EBITDA from continuing operations per share	$0.12	$0.01

Shares used in calculation	39,313	38,725

Conference Call
The company will host a conference call to discuss the results later today (Thursday, August 03, 2006) at 5:00 PM ET. Participating on the call will be the company’s chairman, president and CEO, Maurice B. Tosé, and senior vice president and CFO, Tom Brandt. A question and answer session will follow management’s presentation.

To participate in the conference call, dial the appropriate number below shortly before the 5:00 PM start time. Ask for the TeleCommunication Systems conference call hosted by Mr. Tose, Conference ID 62025343. The teleconference dial-in numbers are as follows:

Domestic callers: 1-888-396-2369

International callers: 1-617-847-8710

The conference call will be broadcast simultaneously on the company’s web site, http://www.telecomsys.com. Investors are advised to go to the web site at least 15 minutes early to register, download, and install any necessary audio software.

A replay of the call will be available on Thursday, August 03, 2006 beginning at 7:00 PM ET and will be accessible until Thursday, August 10, 2006 at 07:00 PM ET. The replay call-in number is 1-888-286-8010 for domestic callers and 1-617-801-6888 for international listeners. The access number is 39531651.

About TeleCommunication Systems, Inc.
TeleCommunication Systems, Inc. (TCS) produces wireless data communications technology solutions that require proven high levels of reliability. TCS provides wireless and VoIP E9-1-1 network-based services, secure deployable communication systems and engineered satellite-based services, and commercial location applications, like traffic and navigation, using the precise location of a wireless device. Customers include leading wireless and VoIP carriers around the world, and agencies of the U.S. Departments of Defense, State, and Homeland Security. For more information, visit www.telecomsys.com.

This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended. These statements are based upon TCS’s current expectations and assumptions that are subject to a number of risks and uncertainties that would cause actual results to differ materially from those anticipated. The words, “believe,” “expect,’’ “intend,” “anticipate,’’ and variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. Statements in this announcement that are forward-looking include, but are not limited to: (a) this demonstrates our strategy is on the right track; (b) we are ready to meet the demand with proven wireless network location technology for multiple levels on the LBS solution ”stack;” (c) we expect 2006 revenue from our 20/20 logistics solution to be more than 50% higher than that of 2005; (d) we plan to announce asset dispositions before year end, (e) new messaging products open new revenue opportunities; (f) backlog expected to be realized in the next twelve months is $57 million. Also, while management currently expects to fully realize the $16 million net book value of assets held for sale upon disposition, there can be no assurance that we will do so.

Our backlog at any given time may be affected by a number of factors, including contracts being renewed or new contracts being signed before existing contracts are completed. Some of our backlog could be canceled for causes such as late delivery, poor performance, or other factors. Accordingly, a comparison of backlog from period to period is not necessarily meaningful and may not be indicative of eventual actual revenue.

Additional risks and uncertainties are described in the company’s filings with the Securities and Exchange Commission (SEC). These include without limitation risks and uncertainties relating to the company’s financial results and the ability of the company to (i) reach and sustain profitability, (ii) continue to rely on its customers and other third parties to provide additional products and services that create a demand for our products and services, (iii) conduct its business in foreign countries, (iv) adapt and integrate new technologies into its products, (v) expand its sales and business offerings in the wireless data industry, (vi) develop software without any errors or defects, (vii) have sufficient capital resources to fund the company’s operations, (viii) protect its intellectual property rights, and (ix) implement its sales and marketing strategy. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The company undertakes no obligation to update or revise the information in this press release, whether as a result of new information, future events or circumstances, or otherwise.

	TeleCommunication Systems, Inc.
Consolidated Statements of Operations
(amounts in thousands, except per share data)
	3 months ended		6 months ended
	June 30,		June 30,
	2006	2005	2006	2005
	(unaudited)		(unaudited)
Revenue
Services	$22,642	$17,552	$44,586	$34,399
Systems	9,301	3,852	19,043	11,861
Total revenue	31,943	21,404	63,629	46,260
Direct costs of revenue
Direct cost of services revenue	13,579	9,013	26,753	17,552
Direct cost of systems	4,124	2,568	9,074	6,100
Total direct cost of revenue	17,703	11,581	35,827	23,652
Services gross profit	9,063	8,539	17,833	16,847
As a % of revenue	40%	49%	40%	49%
Systems gross profit	5,177	1,284	9,969	5,761
As a % of revenue	56%	33%	52%	49%

Total gross profit	14,240	9,823	27,802	22,608
Total gross profit as a % of revenue	45%	46%	44%	49%
Operating costs and expenses
Research and development expense	3,477	3,162	6,409	7,464
Sales and marketing expense	3,140	2,744	6,188	5,599
General and administrative expense	4,149	3,759	8,376	7,532
Depreciation and amortization of prop. and equip.	1,857	2,019	4,302	4,054
Amortization of acquired intangible assets	37	37	74	74
Total operating costs and expenses	12,660	11,721	25,349	24,723
Income/(loss) from operations	1,580	(1,898)	2,453	(2,115)
Cash interest expense	(568)	(131)	(805)	1,485
Non-cash financing cost	(322)	(84)	(644)	(2,017)
Other income/(expense), net	69	(203)	97	(244)
Income/(loss) from continuing operations	759	(2,316)	1,101	(2,891)
Loss from opns. of Enterprise assets held for sale	(2,314)	(1,722)	(4,368)	(3,234)
Net loss	$(1,555)	$(4,038)	$(3,267)	$(6,125)
Income/(loss) per share- basic and diluted
Income/(loss) per share from continuing opns.	$0.02	$(0.06)	$0.03	$(0.07)
Loss from discontinued operations	(0.06)	(0.05)	(0.12)	(0.08)

Net loss per share-basic	$(0.04)	$(0.10)	$(0.08)	$(0.16)

Weighted average shares outstanding- basic	39,313	38,725	39,200	38,611

TeleCommunication Systems, Inc.
Condensed Consolidated Balance Sheets
(amounts in thousands)
	June 30,	December 31,
	2006	2005
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$10,314	$9,320
Accounts receivable, net	18,835	20,886
Unbilled receivables	6,295	6,361
Inventory	4,162	3,197
Other current assets	2,616	2,970
Current assets of discontinued operations	26,698	22,891

Total current assets	68,920	65,625
Property and equipment, net	13,477	16,323
Software development costs, net	4,127	3,825
Acquired intangible assets, net	930	1,004
Goodwill	1,813	1,813
Other assets	2,220	1,982

Total assets	$91,487	$90,572

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued expenses	$10,545	$14,146
Deferred revenue	5,136	4,123
Current portion of capital leases and notes payable	4,941	13,181
Liabilities of discontinued operations	10,712	6,719

Total current liabilities	31,334	38,169
Capital leases and notes payable, less current	8,709	3,341
portion and net of debt discount
Total liabilities	40,043	41,510

Total stockholders' equity	51,444	49,062

Total liabilities and stockholders' equity	$91,487	$90,572